UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2016

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55330	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

401 Wilshire Blvd., 12th Floor, Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Cope)

Registrant’s telephone number, including area code

(424) 252-4756

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On December 13, 2016, Opiant Pharmaceuticals, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with SWK Funding LLC, an affiliate of SWK Holdings Corporation (“SWK”), pursuant to which the Company sold, and SWK purchased, the Company’s right to receive, commencing on October 1, 2016, all Royalties arising from the sale by Adapt Pharma Operations Limited (“Adapt”), pursuant to that certain License Agreement between the Company and Adapt, dated as of December 15, 2014, as amended (the “License Agreement”), of NARCAN® (naloxone hydrochloride) Nasal Spray (“NARCAN”) or any other Product, up to (i) $20,625,000 and then the Residual Royalty thereafter or (ii) $26,250,000, if Adapt has received in excess of $25,000,000 of cumulative Net Sales for any two consecutive fiscal quarters during the period from October 1, 2016 through September 30, 2017 from the sale of NARCAN (the “Earn Out Milestone”), and then the Residual Royalty thereafter. The Residual Royalty is defined in the Purchase Agreement as follows: (i) if the Earn Out Milestone is paid, then SWK shall receive 10% of all Royalties; provided, however, if no generic version of NARCAN is commercialized prior to the sixth anniversary of the Closing, then SWK shall receive 5% of all Royalties after such date, and (ii) if the Earn Out Milestone is not paid, then SWK shall receive 7.86% of all Royalties; provided, however, that if no generic version of NARCAN is commercialized prior to the sixth anniversary of the Closing, then SWK shall receive 3.93% of all Royalties after such date. Under the Purchase Agreement, the Company received an upfront purchase price of $13,750,000 at Closing, and will receive an additional $3,750,000 if the Earn Out Milestone is achieved (the “Purchase Price”). The Purchase Agreement also grants SWK (i) the right to receive the statements produced by Adapt pursuant to Section 5.6 of the License Agreement and (ii) the right, to the extent possible under the License Agreement, to cure any breach of or default under any Product Agreement by the Company.

Under the Purchase Agreement, the Company granted SWK a security interest in the Purchased Assets in the event that the transfer contemplated by the Purchase Agreement is held not to be a sale. The Purchase Agreement also contains other representations, warranties, covenants and indemnification obligations that are customary for a transaction of this nature. Absent fraud by the Company, the Company’s indemnification obligations under the Purchase Agreement shall not exceed, individually or in the aggregate, an amount equal to the Purchase Price plus an annual rate of return of 12% (compounded monthly) as of any date of determination, with a total indemnification cap not to exceed 150% of the Purchase Price, less all Royalties received by SWK, without duplication, under the Purchase Agreement prior to and through resolution of the applicable claim.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement. The foregoing summary of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending January 31, 2017.

Amendment to Adapt Agreement

On December 15, 2014, the Company and Adapt entered into the License Agreement which provides Adapt with a global license to develop and commercialize the Company’s intranasal naloxone opioid overdose reversal treatment (“Product”) in exchange for the Company receiving potential development and sales milestone payments of more than a total of $55 million plus up to double-digit royalties. On December 13, 2016, the Company and Adapt entered into Amendment No. 1 to the License Agreement (the “Amendment”) which amends the terms of the License Agreement relating to the grant of a commercial sublicense outside of the Unites States and diligence efforts for commercialization of the Product. Under the terms of the Amendment, Adapt is required to use commercially reasonable efforts to commercialize the Product in the United States. In the event that Adapt wishes to grant a commercial sublicense to a third party in the European Union or the United Kingdom, the Company and Adapt have agreed to negotiate an additional amendment to the License Agreement to include reduced financial terms with respect to the commercial sublicense in such territory. Under such terms, the Company would receive an escalating double-digit percentage of all net revenue received by Adapt from a commercial sublicensee in the European Union or the United Kingdom. Net revenue received by Adapt from a commercial sublicensee in European Union or the United Kingdom would be included in determining sales-based milestones due to the Company.

The foregoing summary of the material terms of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending January 31, 2017.

Item 8.01 Other Events.

On December 15, 2016, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release, dated December 15, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: December 15, 2016	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: President and Chief Executive Officer